Exhibit 3.1

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MGM GROWTH PROPERTIES LLC
THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MGM GROWTH PROPERTIES LLC (this “Amendment”), dated as of March 24, 2020 is entered into and effectuated by the Board of Directors of MGM Growth Properties LLC (the “Company”) pursuant to the authority granted to it in Section 12.1 of the Amended and Restated Limited Liability Company Agreement of MGM Growth Properties LLC, dated as of April 18, 2016 (the “LLC Agreement”). Capitalized terms used herein but not defined herein are used as defined in the LLC Agreement.
WITNESSETH:
WHEREAS, Section 12.1 of the LLC Agreement provides that the Board of Directors, without the approval of any Member, may amend any provision of Section 12.4 of the LLC Agreement; and
WHEREAS, the Board of Directors has determined to amend certain provisions of Section 12.4 to permit the Company to hold annual and special meetings of its Members by means of remote communication, as may be determined by the Board of Directors in its sole discretion.
NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:
A.The LLC Agreement is hereby amended as follows:
1.    Section 12.4(a) of the LLC Agreement is hereby amended and restated in its entirety as follows:
(a)    Place of Meeting. All meetings of the Members shall be held at such place, either within or without the State of Delaware, as may be determined by resolution of the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in a manner consistent with Section 211(a) of the General Corporation Law of the State of Delaware (as may be amended from time to time).
2.    Section 12.4(i) of the LLC Agreement is hereby amended and restated in its entirety as follows:

(i)    Notice of all Members’ Meetings. Notice of each annual and special meeting, stating the place, date, and time of the meeting, the means of remote communication, if any, and, in the case of special meetings, the nature of the business to be considered, shall be given by the Secretary of the Company or an Assistant Secretary of the Company not less than ten (10) nor more than sixty (60) days before the meeting to each Member entitled to vote at the meeting at his post office address as it appears on the membership records of the Company, except as otherwise provided by law or this Agreement. No business other than that stated or included in the notice shall be transacted at any special meeting of the Members.
B.    Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.
C.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D.    Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
MGM GROWTH PROPERTIES LLC

By:    /s/ Andrew Hagopian III________
    Name: Andrew Hagopian III
    Title: Secretary

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AMENDED AND RESTATED LLC AGREEMENT]